Exhibit 99.1

     Special Committee of iPayment, Inc. Determines $38 Proposal
                         Undervalues Company;
                       Daily Withdraws Proposal;
   Special Committee Initiates Process to Explore Possible Sale or
                     Recapitalization Transaction

    NASHVILLE, Tenn.--(BUSINESS WIRE)--July 22, 2005--The Special Committee of the Board of Directors of iPayment, Inc. (the "Company") (NASDAQ:IPMT) today commented on the previously announced proposal made by Gregory S. Daily, CEO of the Company, to acquire all of the outstanding common stock of the Company at $38 per share.
    Mr. Daily announced his buy-out proposal to the Company on May 13, 2005. In connection with that proposal, the Special Committee with its independent legal and financial advisors have conducted a due diligence review of the Company and its business and prospects.
    The Special Committee has determined that the $38 offer price undervalues the long-term prospects of the Company and the Special Committee cannot recommend proceeding with a transaction at that price level. The Special Committee will explore alternatives that will enhance stockholder value, including, without limitation, the sale of the Company with potentially interested purchasers and a recapitalization transaction, as well as remaining independent and not undertaking any such transactions. Mr. Daily, after notification of the Special Committee's determination, withdrew his proposal and stated that he would be willing to participate in any process conducted by the Board with respect to exploring strategic alternatives, but only if he were granted certain waivers in connection with Delaware law and the Company's stockholder rights plan to permit him to engage in discussions with certain members of management who also are stockholders of the Company. The Special Committee determined not to grant such waivers at this time in order to ensure that members of management are not perceived to be supporting a transaction with Mr. Daily as compared to a transaction with other potential bidders. The Special Committee emphasized that no decision has been made at this time to sell the Company or effect a recapitalization transaction or undertake any other strategic transaction.
    The Company is a provider of credit and debit card-based payment processing services to over 130,000 small merchants across the United States. The Company's payment processing services enable merchants to process both traditional card-present, or "swipe," transactions, as well as card-not-present transactions, including transactions over the internet or by mail, fax or telephone.

    This press release contains forward-looking statements of the Company regarding a possible transaction by the Company. The Company cautions its shareholders and others considering trading in its securities that there can be no assurance that any transaction will be approved or completed. Actual events may differ materially from the statements included in this press release.

    CONTACT: iPayment, Inc.
             General Counsel:
             Afshin M. Yazdian, 615-665-1858